  EXHIBIT 5.1

February 4, 2022

Dermata Therapeutics, Inc.

3525 Del Mar Heights Rd., #322

San Diego, CA 92130

Ladies and Gentlemen:

We have acted as counsel for Dermata Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering an underwritten public offering of (i) up to 5,111,110 shares (the “Shares”) of common stock par value $0.0001 per share (the “Common Stock”), including up to 666,666 Shares that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriters, (ii) warrants to purchase up to 5,111,110 shares of Common Stock (each a “Warrant,” and each share of Common Stock underlying an Warrant, an “Warrant Share”), including Warrants to purchase up to 666,666 shares of Common Stock that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriters, and (iii) pre-funded warrants to purchase up to 5,111,110 shares of Common Stock (each a “Pre-Funded Warrant,” and each share of Common Stock underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share”). The Shares, Warrants and Pre-Funded Warrants are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the several underwriters named therein. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of Underwriting Agreement, (v) the form of Warrant Agency Agreement, including the form of Warrant, (vi) the form of Pre-Funded Warrant, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Shares, when issued and sold as contemplated in the Registration Statement and the related Prospectus, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) when the Warrants are duly executed and delivered by the Company and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, such Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iii) when the Pre-Funded Warrants are duly executed and delivered by the Company and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, such Pre-Funded Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iv) the Warrant Shares have been duly authorized and, when issued upon the due exercise of the Warrants, will be validly issued, fully paid and non-assessable, and (v) the Pre-Funded Warrant Shares have been duly authorized and, when issued upon the due exercise of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Warrants and the Pre-Funded Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP